Exhibit 99.1

Fred's Increases Quarterly Cash Dividend 20%, Expands Existing Share Repurchase Program by 3.6 Million Shares

MEMPHIS, Tenn.--(BUSINESS WIRE)--February 16, 2012--Fred's, Inc. (NASDAQ: FRED) today announced two important measures that further the Company's efforts to enhance shareholder value.

Fred's Board of Directors has increased the Company's quarterly cash dividend 20% to $0.06 per share from the previous rate of $0.05 per share. The dividend is payable on March 15, 2012, to shareholders of record as of March 1, 2012. Fred's Board also authorized the expansion of the Company's existing stock repurchase program by increasing the authorization to repurchase an additional 3.6 million shares or approximately 10% of the currently outstanding shares.

Commenting on the announcement, Michael J. Hayes, Chairman, said, "The Board is pleased to announce the fourth consecutive year in which we have raised the dividend while successfully executing our share repurchase program. Since its inception in 2007, we have repurchased over 3.9 million shares at an average cost below the Company's book value. Our decision took into consideration our strong cash flow, the 2012 financial plan and the capital requirements of continued new store and pharmacy growth. We believe the Company's shares represent an attractive investment for the long term when coupled with new store growth and continued financial improvement."

Currently, Fred's, Inc. operates 700 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, ext. 2217
Executive Vice President and Chief Financial Officer